Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Cavium, Inc. of our report dated February 22, 2016 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting of Cavium Inc, which appears in Cavium, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2015. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Jose, CA

July 13, 2016